Exhibit 4R

Form Version

BRISTOL-MYERS SQUIBB COMPANY

and

THE BANK OF NEW YORK,

Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of November 20, 2006

to

INDENTURE

Dated as of June 1, 1993

5.875% Notes due 2036

i

FOURTH SUPPLEMENTAL INDENTURE, dated as of November 20, 2006 (the “Fourth Supplemental Indenture”), between Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 345 Park Avenue, New York, New York (the “Company”), and The Bank of New York, a New York banking corporation (successor to JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank, formerly The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association)))), as trustee (the “Trustee”).

WHEREAS, the Company executed and delivered the indenture, dated as of June 1, 1993 to The Bank of New York (successor to JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank, formerly The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association)))), as trustee (as heretofore supplemented, the “Indenture”), to provide for the issuance of the Company’s notes, bonds, debentures or any other evidences of indebtedness (the “Securities”), in one or more fully registered series;

WHEREAS, pursuant to Section 901 of the Indenture, the Company desires to provide for the issuance of a new series of its Securities to be known as its 5.875% Notes due 2036 (the “Notes”), and to establish the forms thereof, as in Section 202 of the Indenture provided, and to set forth the terms thereof, as in Section 301 of the Indenture provided;

WHEREAS, the Board of Directors of the Company, pursuant to a resolution duly adopted on November 7, 2006, has duly authorized the issuance of up to $3,000,000,000 of the Company’s securities and the Securities Issuance Committee of the Board of Directors, pursuant to its Written Consent in Lieu of a Meeting dated November 15, 2006, has duly authorized the issuance of $1,250,000,000 aggregate principal amount of Notes, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect such issuance;

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

Section 101. Definition of Terms.

Unless the context otherwise requires:

(a) each term defined in the Indenture has the same meaning when used in this Fourth Supplemental Indenture;

(b) each term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa; and

(d) headings are for convenience of reference only and do not affect interpretation.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201. Designation and Principal Amount.

There is hereby authorized and established a series of Securities under the Indenture, designated as the “5.875% Notes due 2036,” which is not limited in aggregate principal amount. The aggregate principal amount of Notes to be issued shall be as set forth in any Company Order for the authentication and delivery of the Notes, pursuant to Section 303 of the Indenture.

Section 202. Maturity.

The Stated Maturity of principal of the Notes is November 15, 2036.

Section 203. Further Issues.

The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes. Any such additional Notes will have the same ranking, interest rate, maturity date and other terms as the Notes herein provided for. Any such additional Notes, together with the Notes herein provided for, will constitute a single series of Securities under the Indenture.

Section 204. Payment.

Principal of, premium, if any, and interest on the Notes shall be payable in U.S. dollars.

Section 205. Global Notes.

Upon their original issuance, the Notes will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). The Company will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will deposit the Global Securities with DTC or its custodian and register the Global Securities in the name of Cede & Co.

Section 206. Notes in Definitive Form

If (1) the Depository is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of notice thereof, (2) an Event of Default has occurred with regard to the Notes and has not been cured or waived, or (3) the Company at any time and in its sole discretion determines not to have the Notes represented by Global Securities, the Company may issue Notes in definitive form in exchange for Notes issued in the form of Global Securities. In any such instance, an owner of a beneficial interest in the Notes will be entitled to physical delivery in definitive form of Notes represented by this Note, equal in principal amount to such beneficial interest and to have such Notes registered in its name as shall be established in a Company Order.

Section 207. Interest.

The Notes will bear interest (computed on the basis of a 360-day year of twelve 30-day months) from November 20, 2006 at the rate of 5.875% per annum, payable semiannually; interest payable on each Interest Payment Date (as defined in the Indenture) will include interest accrued from November 20, 2006, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are May 15 and November 15, commencing on May 15, 2007; and the Record Date for the interest payable on any Interest Payment Date is the close of business on May 1 or November 1, as the case may be, next preceding the relevant Interest Payment Date.

Section 208. Authorized Denominations.

The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 209. Redemption.

The Notes are subject to redemption at the option of the Company as described in Article Three hereof.

Section 210. Appointment of Agents.

The Trustee will initially be the Security Registrar and Paying Agent for the Notes and will act as such only at its offices in New York, New York.

ARTICLE THREE

REDEMPTION OF THE NOTES

Section 301. Optional Redemption by Company.

The Notes may be redeemed at any time (the “Redemption Date”) at the Company’s option in whole or from time to time in part at a redemption price (the “Redemption Price”) equal to the greater of:

(a) 100% of the principal amount of the Notes being redeemed, or

(b) as calculated by the Quotation Agent, the sum of the present values of the remaining scheduled payments for principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360 day year consisting of twelve 30-day months) using a discount rate equal to the sum of the Reference Dealer Rate plus twenty basis points; plus, in either of the above cases, accrued and unpaid interest on the Notes to be redeemed to, but not including, the Redemption Date.

Notice of any redemption of the Notes shall be given in the manner and otherwise in accordance with the provisions of Section 1104 of the Indenture; provided, however, that any such notice in lieu of stating the applicable Redemption Price shall state the manner in which the Redemption Price shall be calculated. If the Company has given notice of redemption as provided in the Indenture and funds for the redemption of any Notes called for redemption have been made available on the Redemption Date referred to in that notice, such Notes will cease to bear interest on such Redemption Date. Any interest accrued to the Redemption Date will be paid as specified in such notice.

“Quotation Agent” means one of the Reference Dealers selected by the Company.

“Reference Dealer” means each of Citigroup Global Markets Inc., Goldman, Sachs & Co., and Morgan Stanley & Co. Incorporated and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company will substitute another Primary Treasury Dealer.

“Reference Dealer Rate” means, with respect to any Redemption Date, the average of the three quotations of the average midmarket annual yield to maturity of the 4.50% U.S. Treasury Notes due February 15, 2036 or, if that security is no longer outstanding, a similar security in the reasonable judgment of each Reference Dealer, at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date quoted in writing to the Company by the Reference Dealers.

At or prior to the time of giving of any notice of redemption to the Holders of any Notes to be redeemed, the Company shall deliver an Officers’ Certificate to the Trustee setting forth the calculation of the Redemption Price applicable to such redemption. The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the Redemption Price as so calculated and set forth in such Officers’ Certificate.

Section 302. Redemption Upon a Tax Event; Additional Amounts.

(a) If the Company becomes or will become obligated to pay Additional Amounts (as hereinafter defined) as a result of (i) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 20, 2006, or (ii) a taxing authority of the United States takes an action on or after November 20, 2006, whether or not with respect to the Company or any of its affiliates, that results in a substantial probability that the Company will or may be required to pay such Additional Amounts, in either case, with respect to the Notes for reasons outside the Company’s control and after taking reasonable measures available to the Company to avoid such obligation, the Company may, at its option, redeem, as a whole, but not in part, the Notes at any time prior to maturity on not less than 30 nor more than 60 calendar days’ prior notice to the Holders, at a Redemption Price equal to 100% of their principal amount together with interest accrued thereon to the date fixed for redemption.

(b) No redemption pursuant to clause (a)(ii) above may be made unless the Company shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that the Company will or may be required to pay the Additional Amounts described in subsection (c) below and the Company shall have delivered to the Trustee a certificate, signed by an officer of the Company duly authorized in or pursuant to a Board Resolution, stating that based on such opinion, the Company is entitled to redeem such Notes pursuant to their terms.

(c) The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts (“Additional Amounts”) as are necessary so that the net payment by the Company or a Paying Agent of the principal of and interest on the Notes to a person who is a Non-U.S. Holder, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of such Notes had no withholding or deduction been required; provided, however, that the foregoing obligations to pay Additional Amounts shall not apply:

(i) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary Holder:

a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

b) is or was a citizen or resident or is or was treated as a resident of the United States;

c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, is or was a corporation that has accumulated earnings to avoid United States federal income tax or is or was a private foundation or other tax-exempt organization; or

d) is or was an actual or constructive “10-percent shareholder” of the Company, as defined in Section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended;

(ii) to any Holder that is not the sole beneficial owner of Notes, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(iii) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(iv) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by the Company or a Paying Agent from the payment;

(v) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(vi) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(vii) to any tax, assessment or other governmental charge any Paying Agent (which term may include the Company) must withhold from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other Paying Agent;

(viii) to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the Holder of a Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or

(ix) in the case of any combination of the above items.

Except as provided herein, the Company does not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

In particular, the Company will not be obligated to pay Additional Amounts on any Note (i) where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, that Directive, or (ii) presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant Note to another paying agent in a Member State of the EU.

“Non-U.S. Holder” means (a) an individual that is a nonresident alien, (b) a corporation organized or created under non-U.S. law, or (c) an estate or trust that is not taxable in the U.S. on its worldwide income.

Section 303. No Sinking Fund.

The Notes are not entitled to the benefit of any sinking fund.

ARTICLE FOUR

FORMS OF NOTES

Section 401. Form of Note.

The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms set forth in Exhibit A hereto.

ARTICLE FIVE

ORIGINAL ISSUE OF NOTES

Section 501. Original Issue of Notes.

Notes in the aggregate principal amount of $1,250,000,000 may, upon execution of this Fourth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company Order, authenticate and deliver said Notes as in said Company Order provided.

ARTICLE SIX

MISCELLANEOUS

Section 601. Ratification of Indenture.

The Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 602. Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 603. Governing Law.

This Fourth Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York.

Section 604. Separability.

In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Supplemental Indenture or of the Notes, but this Fourth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 605. Counterparts.

This Fourth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the day and year first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title: